Aberdeen Standard Investments ETFs 485BPOS

Exhibit (d)(7)

FORM OF

SECOND AMENDMENT

TO

FEE WAIVER AGREEMENT

This SECOND AMENDMENT (this “Second Amendment”) to that certain Fee Waiver Agreement dated August 27, 2018, as amended (the “Agreement”), between Aberdeen Standard ETFs, formerly ETFS Trust (the “Trust”), and Aberdeen Standard Investments ETFs Advisors LLC, formerly, ETF Securities Advisors LLC (the “Adviser”), is made and entered into by the foregoing parties as of September [__], 2021. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect: (i) the addition of the Aberdeen Bloomberg Industrial Metals K-1 Free ETF, a new Series of the Trust, effective September [__], 2021; (ii) the removal of the Aberdeen Standard Bloomberg Agriculture Commodity Strategy K-1 Free ETF and Aberdeen Standard Bloomberg Energy Commodity Strategy K-1 Free ETF which were terminated on April 28, 2020; and (iii) the removal of the Aberdeen Standard Bloomberg WTI Crude Oil Strategy K-1 Free ETF (formerly, Aberdeen Standard Bloomberg Energy Commodity Longer Dated Strategy K-1 Free ETF) which liquidated on February 20, 2020; and;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Schedule A. Effective as of the date of this Second Amendment, Schedule A to the Agreement is hereby deleted in its entirety and replaced as set forth in Appendix 1 attached hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Second Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Second Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Second Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by their duly authorized representatives as of the day and year set forth above.

Aberdeen Standard ETFs

By:
Name:	Lucia Sitar
Title:	Vice President

Aberdeen Standard Investments ETFs Advisors LLC

By: Aberdeen Standard Investments Inc., its sole member

By:
Name:	Lucia Sitar
Title:	Vice President of Aberdeen Standard Investments Inc.

[Signature Page to Second Amendment to Fee Waiver Agreement]

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Appendix 1 to Second Amendment

Schedule A dated September __, 2021

to the Fee Waiver Agreement dated August 27, 2018

between Aberdeen Standard Investments ETFs (formerly, ETFS Trust) and

Aberdeen Standard Investments ETFs Advisors LLC (formerly, ETF Securities Advisors LLC)

Fund	Subsidiary
Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF (formerly, ETFS Bloomberg All Commodity Strategy K-1 Free ETF)	Aberdeen Standard All Commodity Fund Limited (formerly, ETFS All Commodity Fund Limited)
Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF (formerly, ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF)	Aberdeen Standard All Commodity Longer Dated Fund Limited (formerly, ETFS All Commodity Longer Dated Fund Limited)
Aberdeen Bloomberg Industrial Metals Strategy K-1 Free ETF	Aberdeen Industrial Metals Fund Limited

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